                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/

    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                        THE SOUTHLAND CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

                                     [LOGO]

         2711 NORTH HASKELL AVENUE - BOX 711 - DALLAS, TEXAS 75221-0711

                                                                  March 20, 1998

Dear Southland Shareholder:

    You are cordially invited to attend the Annual Meeting of Shareholders of The Southland Corporation on Wednesday, April 22, 1998, at 9:30 a.m., Central Daylight Time, in the Joe C. Thompson Auditorium, on the ground floor at Cityplace Center, 2711 North Haskell Avenue, Dallas, Texas. If you are planning to attend the meeting in person, please mark the appropriate space on the enclosed proxy card. A map of Cityplace is included on the outside back cover of the attached Proxy Statement showing entrances to the parking garage. The formal Notice of Annual Meeting and Proxy Statement, which are contained in the following pages, describe the proposals being presented to the shareholders for consideration at this meeting and also provide additional important information.

    At this meeting you will be voting on the election of thirteen directors and ratification of the selection of auditors.

    As described in the accompanying Proxy Statement, the Board of Directors unanimously recommends that you vote FOR each of the persons nominated, and FOR the ratification of the selection of auditors.

    A copy of Southland's 1997 Annual Report is being sent to you along with this Proxy Statement and Notice of Annual Meeting. As always, we appreciate your continued interest in Southland.

    We urge you to complete, sign and mail the enclosed proxy card as soon as possible so that your vote will be counted at the meeting.

                                          Sincerely,

                                          Clark J. Matthews, II

                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER,
                                          SECRETARY AND DIRECTOR

                           THE SOUTHLAND CORPORATION
                           2711 NORTH HASKELL AVENUE
                                    BOX 711
                            DALLAS, TEXAS 75221-0711

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                 APRIL 22, 1998

                            ------------------------

TO THE SHAREHOLDERS OF THE SOUTHLAND CORPORATION:

    The Annual Meeting of Shareholders of The Southland Corporation (the "Company") will be held on Wednesday, April 22, 1998, at 9:30 a.m., Central Daylight Time, in the Joe C. Thompson Conference Center, on the ground floor at Cityplace Center, 2711 North Haskell Avenue, Dallas, Texas, for the following purposes:

    1.  To elect thirteen directors to serve for the ensuing year;

    2. To consider and vote upon a proposal that the shareholders ratify the appointment of Coopers & Lybrand L.L.P., certified public accountants, to be the independent auditors of the Company for the year 1998; and

    3. To transact such other business as may properly come before the meeting or any adjournments thereof.

    The Board of Directors has fixed the close of business Friday, March 6, 1998, as the record date for the determination of shareholders entitled to receive notice of, and to vote at, the meeting.

    Your attention is directed to the Proxy Statement for further information about each of the matters to be considered.

    YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO BE PRESENT, PLEASE DATE AND SIGN THE ACCOMPANYING PROXY CARD EXACTLY AS YOUR NAME APPEARS THEREON, INDICATING YOUR VOTES BY MARKING THE APPROPRIATE BALLOT BOXES, AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                                          By order of the Board of Directors,

                                          Clark J. Matthews, II
                                          SECRETARY

Dallas, Texas
March 20, 1998

                  IF YOU PLAN TO ATTEND THE MEETING, PLEASE CHECK
                     THE APPROPRIATE BOX ON THE PROXY CARD

                           THE SOUTHLAND CORPORATION
                           2711 NORTH HASKELL AVENUE
                              DALLAS, TEXAS 75204

                            ------------------------

                                PROXY STATEMENT
                         ANNUAL MEETING OF SHAREHOLDERS
                                 APRIL 22, 1998
          DATE FIRST SENT OR GIVEN TO SECURITY HOLDERS: MARCH 23, 1998

                            ------------------------

                              GENERAL INFORMATION

SOLICITATION AND REVOCABILITY OF PROXIES

    The accompanying proxy is solicited by the Board of Directors of The Southland Corporation (the "Company" or "Southland") for use at the Annual Meeting of Shareholders to be held April 22, 1998, and at any adjournments thereof. Neither the Company's officers or directors who held office during the last fiscal year, nor any nominee or associate of any of the aforementioned persons, has any interest, direct or indirect, in the matters to be voted upon, other than election to office and as otherwise disclosed herein.

    The Board of Directors requests that you execute and return the proxy promptly, whether or not you plan to attend the meeting. In addition, if you plan to attend the meeting in person, please so indicate in the appropriate space on the proxy card. Each properly executed proxy not revoked will be deemed to grant authority to vote and, unless a contrary instruction is indicated on the proxy, will be voted for the election of thirteen directors, and for ratification of the appointment of the accounting firm of Coopers & Lybrand L.L.P. ("Coopers & Lybrand") to be the independent auditors of the Company for 1998. Any shareholder may revoke such shareholder's proxy by giving written notice of revocation to the Company at any time prior to the meeting or by advising the Inspector of Election of the revocation at the meeting; however, presence at the meeting will not automatically revoke the proxy and revocation during the meeting will not affect any votes previously taken. The signing of the proxy grants discretionary authority to vote upon matters which may properly come before the meeting from the floor or at such a late date as to prohibit additional notice. Other than approval of the minutes of the 1997 Annual Meeting of Shareholders, no such matter is known to management.

    The cost of soliciting proxies will be borne by Southland. Southland has retained The Altman Group, Inc., New York, New York, to assist in the solicitation, at an estimated cost of $2,500, plus reimbursement of reasonable out-of-pocket expenses. In addition, the Company will reimburse brokers or other persons holding stock in their names or in the names of their nominees for charges and expenses incurred in forwarding proxies and proxy material to the beneficial owners. Solicitation may also be made by officers and regular employees of Southland, without additional compensation, by use of the mails, telephone, telegraph or in person.

SHARES OUTSTANDING AND VOTING RIGHTS

    Shareholders of record as of the close of business March 6, 1998, are entitled to notice of, and to vote at, the meeting. At the record date there were 409,922,935 shares of common stock, $.0001 par value (the "Common Stock"), outstanding and entitled to vote, the only class of voting securities of the Company outstanding, and there were 2,686 record holders on such date. Each outstanding share is entitled to one vote.

    Shareholders are not entitled to vote cumulatively for the election of directors or on any other matter. In addition, an abstention from voting or a broker non-vote will be counted toward determining the presence of a quorum, but will not be included in determining the number of votes "for" the election of directors and will not be counted "for" or "against" any other item being voted upon.

OTHER INFORMATION

    THE COMPANY'S RESTRUCTURING. On October 24, 1990, the Company filed a voluntary petition for reorganization relief under Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code") in the United States Bankruptcy Court (the "Bankruptcy Court") for the Northern District of Texas, Dallas Division (Case No. 390-37119-HCA-11). In accordance with the Company's Plan of Reorganization (the "Plan of Reorganization"), IYG Holding Company ("IYG"), which is jointly owned by Ito-Yokado Co., Ltd. ("Ito-Yokado") and Seven-Eleven Japan Co., Ltd. ("Seven-Eleven Japan"), acquired, for an aggregate purchase price of $430 million in cash, approximately 70% of the Company's outstanding Common Stock following the consummation of the Plan of Reorganization. As of the record date for this meeting, IYG owned shares of the Common Stock, representing 65.12% of the shares entitled to vote at this meeting.

      INFORMATION ABOUT THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

BOARD OF DIRECTORS

    The Board of Directors has set the number of directors to be elected at this meeting at thirteen, which shall constitute the entire board of directors. Each director shall be elected to hold office until the next Annual Meeting of Shareholders or until his earlier death, removal or resignation or until his successor is duly elected and qualified.

    Although there is currently no agreement that controls the composition of the Board of Directors, the fact that IYG owns over 65% of the Company's outstanding common stock (see "Security Ownership of Certain Persons" below) means that IYG can control the composition of the Company's Board of Directors. The nominees for election as directors for 1998 have been nominated by resolution adopted by the current Board of Directors.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

    During 1997, there were four meetings of the Board of Directors.

    The Board of Directors has an Audit Committee, which was composed of three directors in 1997: Mr. Chai, who served as Chairman, Mr. Fernandes, and Dr. Pacholder. The Audit Committee met seven times during 1997. The functions of the Audit Committee include: recommending the engagement of independent auditors for the Company and reviewing with them the plan and scope of the audit, its status during the year, the results when completed and the fees for services performed, as well as reviewing the engagement of the independent auditors to perform nonaudit services and the effect, if any, this may have on their independence; reviewing with the Company's internal auditors the plan, scope and results of their operations; discussing with management, the independent auditors and the internal auditors the adequacy of internal accounting controls and, if deemed necessary or appropriate, discussing with each of them, independently of the other, any recommendations on matters which any of them considers to be of importance; reviewing the Company's accounting and financial reporting principles, policies and practices; and reviewing, prior to publication, the annual audited financial statements as well as such other Company financial information or releases as the Committee deems desirable. The Audit Committee also undertakes such other duties as may be assigned to it by the Board of Directors.

    The Board of Directors has a Compensation and Benefits Committee, composed of three directors: Mr. Suzuki, who served as Chairman, Mr. Fernandes and Mr. Otsuka. The Compensation and Benefits Committee met once in 1997. (See "Compensation of Directors and Executive Officers," below, for a description of the functions of the Compensation and Benefits Committee.)

    The Board of Directors does not have a Nominating Committee.

    During 1997, each of the current directors attended more than 75% of the combined meetings of the Board of Directors and committees of which such director is a member.

COMPENSATION OF DIRECTORS

    The compensation for members of the Board of Directors is established by resolution adopted by the Board. The annual fee for a director who is a non-employee of the Company, Ito-Yokado or Seven-Eleven Japan is set at $30,000 a year, plus $1,000 for attendance at each Regular or Special Meeting of the Board or of any Board Committee of which the director is a member, including meetings held by means of conference telephone or similar communications equipment. Participation in any Committee meeting while in attendance at a Board or other Committee meeting or the signing of any consent in lieu of holding a meeting, is not deemed attendance at a meeting for purposes of compensation. The annual fee for a director who is an employee of Ito-Yokado, or of Seven-Eleven Japan, is set at $18,000 a year. The Chairman of the Audit Committee receives a fee of $5,000 a year. Directors who are employees of the Company receive only their compensation as an employee and no director's fees for their service on the Board or any Committee thereof.

    In addition, as described elsewhere herein, Mr. Ashida is paid $138,000 per year, inclusive of the director's fees to which he would otherwise be entitled, under an Independent Consultant's Agreement entered into on July 1, 1991, and amended in 1995, pursuant to which he serves as liaison with the Board of Directors. Mr. Asakura is a Vice President of Southland and receives compensation from Southland for his service as a director and officer of the Company pursuant to the terms of an agreement entered into in 1997 concerning his service (see "Proposal 1. Election of Directors--Information About Nominees," below, for additional details concerning Mr. Ashida's and Mr. Asakura's compensation).

                       PROPOSAL 1.  ELECTION OF DIRECTORS

INFORMATION ABOUT NOMINEES

    The following biographical information includes the names, ages and year first elected a director, the principal occupation or employment, as of March 1, 1998, of each person nominated, including all positions and offices with Southland, and the principal directorships held by such persons in non-Southland companies.

                                                                                                              YEAR FIRST
                                                  POSITION WITH SOUTHLAND, PRINCIPAL OCCUPATION                ELECTED
NAME                        AGE                      AND BUSINESS EXPERIENCE PAST FIVE YEARS                   DIRECTOR
----------------------      ---      -----------------------------------------------------------------------  ----------
Masatoshi Ito                   73   Chairman of the Board and Director (1)                                      1991
Toshifumi Suzuki                65   Vice Chairman of the Board and Director (2)                                 1991
Clark J. Matthews, II           61   President, Chief Executive Officer, Secretary and Director (3)           1981-1987
                                                                                                               and 1991
Yoshitami Arai                  66   Director (4)                                                                1991
Masaaki Asakura                 55   Vice President; Director (5)                                                1997
Timothy N. Ashida               58   Director (6)                                                                1991
Jay W. Chai                     64   Director (7)                                                                1991
Gary J. Fernandes               54   Director (8)                                                                1991
Masaaki Kamata                  58   Director (9)                                                                1991
James W. Keyes                  42   Executive Vice President and Chief Financial Officer; Director (10)         1997
Kazuo Otsuka                    51   Director (11)                                                               1991
Asher O. Pacholder              60   Director (12)                                                               1991
Nobutake Sato                   59   Director (13)                                                               1991

--------------------------

(1) Chairman of the Board and Director of the Company since March 5, 1991. Director and Honorary Chairman of Ito-Yokado Group, which includes Ito-Yokado Co., Ltd., Seven-Eleven Japan Co., Ltd. and Denny's Japan Co.,

    Ltd., as well as other companies. Ito-Yokado Co., Ltd. is one of Japan's leading diversified retailing companies which, together with its subsidiaries and affiliates, operates superstores, convenience stores, department stores, supermarkets, specialty shops and discount stores. President of Ito-Yokado Co., Ltd. from 1958 to 1992. Chairman of Seven-Eleven Japan Co., Ltd. from 1978 to 1992, and President from 1973 to 1978. Chairman of Denny's Japan Co., Ltd. from 1981 to 1992, and President from 1973 to 1981. Chairman of Famil Co., Ltd. since 1986. Chairman of York Mart Co., Ltd. since 1979. Chairman of Robinson's Japan Co., Ltd. since 1995. Chairman of Maryann Co., Ltd. since 1977. President of Oshman's Japan Co., Ltd. since 1984. Statutory Auditor of Steps Co., Ltd. since 1992. Chairman of York-Keibi Co., Ltd. since 1989. President of Union Lease Co., Ltd. since 1985. Statutory Auditor of Daikuma Co., Ltd. since 1982. Chairman of Marudai Co., Ltd. since 1989. Director of Seven-Eleven (Hawaii), Inc. since 1989. Chairman of Umeya Co., Ltd. since 1981. Director of Shop America Limited since 1990. Director and Chairman of the Board of IYG Holding Company since 1990.

(2) Vice Chairman of the Board and Director of the Company since March 5, 1991. President and Chief Executive Officer of Ito-Yokado Co., Ltd. since October, 1992 and Director since 1971; Executive Vice President from 1985 to 1992; Senior Managing Director from 1983 to 1985; Managing Director from 1977 to 1983; employee since 1963. Chairman of the Board and Chief Executive Officer of Seven-Eleven Japan Co., Ltd. since October, 1992 and Director since 1973; President from 1975 to 1992; Senior Managing Director from 1973 to 1975. Statutory Auditor of Robinson's Japan Co., Ltd. since 1984. Chairman of Daikuma Co., Ltd. since 1985. President of Seven-Eleven (Hawaii), Inc. since 1989. President of Shop America Limited since 1990. President and Director of IYG Holding Company since 1990.

(3) Director of the Company since March 5, 1991, and from 1981 until 1987; President and Chief Executive Officer since March 5, 1991 and Secretary since 1995; Executive Vice President (or Senior Executive Vice President) and Chief Financial Officer from 1979 to 1991; Vice President and General Counsel from 1973 to 1979; employee since 1965.

(4) Director of the Company since March 5, 1991. Chairman of the Board of Systems International Incorporated, a consulting firm for international joint-ventures, licensing and investment arrangements, since 1977 and President from 1970 to 1977. President of Tokyu Hotels International from 1977 to 1989. Chairman of Catalina Pacific Media L.L.C. Director of Entry Strategies Inc., Industrial Suppliers S.A., Pacific Media K.K. and Parallel Inc. Member of Pacific Basin Economic Council and other international non-profit organizations. Senior Advisor, Welsh Development Agency, a British government organization, since 1996.

(5) Vice President and Director of the Company since April 23, 1997; General Manager and Overseas Liaison, Planning Department, Seven-Eleven Japan Co., Ltd., from 1995 to present; Director since 1991, and Executive Vice President and General Manager, Seven-Eleven (Hawaii), Inc., from 1991 to 1994; employee of Seven-Eleven Japan since 1976. In connection with Mr. Asakura's employment with the Company and service on the Board of Directors, he and his family relocated to Dallas Texas. Relocation and moving expenses were paid by the Company in 1997. In addition, Mr. Asakura receives compensation from Southland of $156,000 per year, plus a housing allowance from the Company and the use of a company-leased car. As an employee of the Company, he is not entitled to receive any additional director's fee for his service on the Board of Directors. Mr. Asakura and his family are eligible to participate in the Company's group medical and dental plans, but Mr. Asakura is not eligible to participate in other benefit plans (such as Annual Performance Incentive, Stock Incentive or Performance Plans). Additionally, special arrangements have been made with Mr. Asakura to cover his additional tax liability that has resulted from his U.S. resident status in 1997, including providing him with a short-term loan to cover his tax liability.

(6) Director of the Company since March 5, 1991. President of A.K.K. Associates, Inc., a consulting firm for Japanese/American investments, in Glendale, California, since 1972. Director of Seven-Eleven Japan Co., Ltd. since 1991; General Manager, Far East Division of Travel Systems International in Los Angeles from 1969 to 1972. Interpreter/Technical Coordinator at Kawaguchi Tour Services in Los Angeles from 1966 to 1969. Mr. Ashida has entered into an "Independent Consultant's Agreement" with the Company pursuant to which (as amended in 1995) he is paid $11,500 per month to serve as liaison with the Board of Directors. This fee is inclusive of any director's fees to which he would otherwise be entitled.

(7) Director of the Company since March 5, 1991. Chairman of the Board and Chief Executive Officer of ITOCHU International Inc. (formerly known as C. Itoh & Company (America) Inc.) since April 1991; Chief Operating Officer from 1989 to 1991; Executive Vice President from 1986 to 1991; Senior Vice President from 1982 to 1985;

    Director since 1983. Executive Vice President of ITOCHU Corporation (formerly C. Itoh & Co., Ltd.), a Japanese trading company, since July 1993; Senior Managing Director from 1991 to 1993; Managing Director from 1989 to 1991; Director from 1986 to 1989. Managing Director with Representation Rights, ITOCHU Corporation, since 1989. Director of Isuzu Motors Limited since 1984. Strategic Planning Advisor with General Motors Corporation throughout 1982.

(8) Director of the Company since April 11, 1991. Vice Chairman of Electronic Data Systems Corporation ("EDS"), an information technology service company, since 1996, Senior Vice President from 1984 to 1996, and Director since 1981. Director and Chairman of the Board of A.T. Kearney, Inc. since September 1995. Director of John Wiley & Sons, Inc. since April 1988 and of Amtech Corporation from February 1995 to October 1997. Member of the Advisory Board of the East Texas State University Foundation; Governor of the Boys and Girls Clubs of America and Director of the Boys and Girls Clubs of Greater Dallas, Inc.

(9) Director of the Company since March 5, 1991. Director, since 1978, and Executive Vice President of Seven-Eleven Japan Co., Ltd.; Senior Managing Director since 1989; Managing Director from 1985 to 1989; employee since 1973. Director of Shop America Limited since 1990. Vice President of Seven-Eleven (Hawaii), Inc. since 1989. Director and Treasurer of IYG Holding Company since 1990.

(10) Director of the Company since April 23, 1997; Executive Vice President and Chief Financial Officer since May 1, 1996; Senior Vice President, Finance, from June 1993 to April 1996; Vice President, Planning and Finance, from August 1992 to June 1993; Vice President and/or Vice President, National Gasoline, from August 1991 to August 1992; General Manager, National Gasoline, from 1986 to 1991; employee of the Company since 1985.

(11) Director of the Company since March 5, 1991. General Manager, Corporate Development, Ito-Yokado Co., Ltd., since 1986; Manager, Corporate Development from 1982 to 1986; Assistant to Mr. Masatoshi Ito, President and Chief Executive Officer, from 1978 to 1982; employee of Ito-Yokado Co., Ltd. since 1975. Assistant Secretary of IYG Holding Company since 1990.

(12) Director of the Company since March 5, 1991. Chairman of the Board and Chief Financial Officer, ICO, Inc., an oil field service and plastics processing company, since February 1995; Chairman of the Board and Managing Director of Pacholder Associates, Inc., an investment advisory firm, since 1984. Director of TC/GP, Inc., and USF&G Pacholder Fund, Inc.

(13) Director of the Company since March 5, 1991. Chief Financial Officer, Ito-Yokado Co., Ltd., since 1996, Executive Vice President, Corporate Planning from 1993 to 1996; Senior Managing Director from 1985 to 1993; Managing Director from 1983 to 1985; Director from 1977 to 1983; employee since 1964. Director of Denny's Japan Co., Ltd. since 1973, Maryann Co., Ltd. since 1982, Oshman's Japan Co., Ltd. since 1984 and Marudai Co., Ltd. since 1989. President of Urawa Building Co., Ltd. since 1985, Nitsu Systems Kaihatsu Co., Ltd. since 1986 and Waiaru Kaihatsu Co., Ltd. since 1988. Director and Vice President of IYG Holding Company since 1990.

    Each of the nominees presented for election has been recommended by the Board of Directors. All nominees are currently members of the Board of Directors. Each nominee has consented to serve as a director if elected. If any nominee becomes unavailable for any reason or should a vacancy occur before the election (which events are not anticipated), proxies may be voted for a substitute nominee. A director elected to fill a vacancy shall be elected for the unexpired term of his predecessor in office.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINEES, WHICH REQUIRES THE AFFIRMATIVE VOTE OF A MAJORITY OF THE SHARES REPRESENTED AND ENTITLED TO VOTE AT THE MEETING. VOTES WILL BE TABULATED BY AN INSPECTOR OF ELECTION. AN ABSTENTION FROM VOTING OR A BROKER NON-VOTE WILL BE TABULATED AS A VOTE WITHHELD ON THE ELECTION, AND WILL BE INCLUDED IN COMPUTING THE NUMBER OF SHARES PRESENT FOR PURPOSES OF DETERMINING THE PRESENCE OF A QUORUM FOR THE SHAREHOLDERS MEETING AND WHETHER NOMINEES HAVE RECEIVED THE VOTE OF A MAJORITY OF THE SHARES PRESENT AT THE MEETING.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

    At March 6, 1998, the record date for the Annual Meeting, the Company was aware of the following beneficial owners of 5% or more (as determined under the applicable rules of the Securities and Exchange Commission) of the Company's shares of Common Stock (the only class of voting security of the Company) of which a total of 409,922,935 shares are issued and outstanding. The following table, however, in accordance with the applicable requirements, includes certain shares which Ito-Yokado and Seven-Eleven Japan have the power to acquire within the next sixty days, as well as 22,399 shares that IYG intends to purchase in a private transaction within the next sixty days.

                                NAME AND ADDRESS               AMOUNT AND NATURE OF
TITLE OF CLASS                 OF BENEFICIAL OWNER             BENEFICIAL OWNERSHIP     PERCENT OF CLASS
---------------------  -----------------------------------  --------------------------  -----------------
Common Stock,          IYG Holding Company                       266,960,332 Shares(a)       65.12%
$.0001 par value       4-1-4, Shibakoen
                       Minato-ku, Tokyo Japan 105

Common Stock,          Ito-Yokado Co., Ltd.                       36,777,078 Shares(b)        8.23% (b)
$.0001 par value       4-1-4, Shibakoen
                       Minato-ku, Tokyo Japan 105

Common Stock,          Seven-Eleven Japan Co., Ltd.               35,334,839 Shares(b)        7.94%(b)
$.0001 par value       4-1-4, Shibakoen
                       Minato-ku, Tokyo Japan 105

------------------------

(a) IYG Holding Company is a Delaware corporation, created specifically for the purpose of purchasing shares of Common Stock of the Company issued in connection with consummation of the Company's Plan of Reorganization and as contemplated therein and in the Stock Purchase Agreement (see "Other Information," above). It is a jointly owned subsidiary of Ito-Yokado Co., Ltd. and Seven-Eleven Japan Co., Ltd. Ito-Yokado owns 51%, and Seven-Eleven Japan owns 49%, of IYG's outstanding common stock. Ito-Yokado owns 51% of Seven-Eleven Japan's outstanding common stock. Messrs. Ito, Suzuki, Sato, Kamata and Otsuka are the officers and directors of IYG (see "Security Ownership of Management" and "Information About Nominees"). They each, individually, disclaim beneficial ownership of the shares held by IYG.

(b) As required by the rules and regulations under the Securities Exchange Act of 1934, as amended, the numbers shown in this table include shares of common stock acquirable by Ito-Yokado (36,777,078 shares) and Seven-Eleven Japan (35,334,839 shares) upon conversion of $300 million 4.5% Convertible Quarterly Income Debt Securities due 2010, issued by the Company in November 1995 (the "1995 QUIDS") which are convertible into 72,111,917 shares of Southland Common Stock at a conversion price of $4.1602 per share.

    The percentage ownership shown in this table and the table that follows is calculated as required by Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended. The actual percentage owned by IYG, Ito-Yokado and Seven-Eleven Japan, if the 1995 QUIDS were converted, would be 70.34%. IYG currently owns 65.12% of the Company's outstanding Common Stock. Ito-Yokado and Seven-Eleven Japan do not currently own any shares of the Common Stock.

    In February, 1998, the Company issued $80 million 4.5% Convertible Quarterly Income Debt Securities due 2013 (the "1998 QUIDS", which together with the 1995 QUIDS are hereinafter referred to as the "Convertible Debt Securities") to Ito-Yokado ($40.8 million) and Seven-Eleven Japan ($39.2 million). The shares acquirable upon conversion of the 1998 QUIDS are not shown in the above table because the 1998 QUIDS are not convertible until February, 2001, and then become mandatorily convertible under certain conditions related to the trading price of Southland Common Stock.

SECURITY OWNERSHIP OF MANAGEMENT

    The following table, and the footnotes that follow, show the beneficial ownership of Southland Common Stock as of February 1, 1998, as required by the rules and regulations of the Securities and Exchange Commission (the "Commission"), by each director and each person nominated for director, by each of the five most highly compensated executive officers of the Company, and by all officers and directors of the Company as a group.

                                                                 AMOUNT AND NATURE
                                                                   OF BENEFICIAL
NAME OF BENEFICIAL OWNER                                            OWNERSHIP(A)      PERCENT OF CLASS(A)
---------------------------------------------------------------  ------------------  ---------------------
Masatoshi Ito..................................................         2,000,000(b)          .49%(b)
Toshifumi Suzuki...............................................         1,000,000(c)          .24%(c)
Clark J. Matthews, II..........................................           527,042(d)           *
Yoshitami Arai.................................................            30,000(e)           *
Masaaki Asakura................................................            11,000(f)           *
Timothy N. Ashida..............................................            30,000(g)           *
Rodney A. Brehm................................................            90,414(h)           *
Jay W. Chai....................................................               -0-(i)
Gary J. Fernandes..............................................               -0-
Masaaki Kamata.................................................           100,000(j)           * (j)
James W. Keyes.................................................           170,000(k)           *
Stephen B. Krumholz............................................           219,167(l)           *
Kazuo Otsuka...................................................            30,000(m)           * (m)
Asher O. Pacholder.............................................         1,000,600(n)          .24%(n)
Nobutake Sato..................................................           100,000(o)           * (o)
Bryan F. Smith, Jr.............................................            82,331(p)           *
All officers and directors as a group (33 persons) (p).........       344,960,134(q)         71.6%(q)

------------------------

*   Rounds to less than one-tenth of one percent.

(a) At March 6, 1998, there were 409,922,935 shares of Common Stock outstanding. The nature of beneficial ownership of the shares reported, if not direct, is described in this footnote (a) and the footnotes that follow. Included in the numbers of shares shown, as required by the rules and regulations of the Commission, are those shares as to which such persons have or share voting and/or investment power, or with respect to which they have a right to receive such power within sixty days.

(b) Mr. Ito owns 2,000,000 shares directly. Additionally, Mr. Ito is Chairman of the Board and a Director of IYG Holding Company. See "Security Ownership of Certain Beneficial Owners," above.

(c) Mr. Suzuki owns 1,000,000 shares directly. Additionally, Mr. Suzuki is President and a Director of IYG Holding Company. See "Security Ownership of Certain Beneficial Owners," above.

(d) Mr. Matthews owns 151,042 shares directly, of which 143,334 were acquired under the Company's Grant Stock Plan and holds options to acquire 1,740,000 shares pursuant to options granted under the 1995 Stock Incentive Plan, 376,000 of which are currently exercisable (see "Compensation of Directors and Officers--Executive Officers' Compensation," below).

(e) Mr. Arai owns 30,000 shares directly.

(f) Mr. Asakura disclaims beneficial ownership of 11,000 shares held in a brokerage account for his daughter.

(g) Mr. Ashida owns 30,000 shares directly.

(h) Mr. Brehm owns 8,334 shares directly which were acquired under the Company's Grant Stock Plan and holds options to acquire 323,600 shares pursuant to options granted under the 1995 Stock Incentive Plan, 82,080 of which are currently exercisable (see "Compensation of Directors and Officers--Executive Officers' Compensation," below).

(i) Mr. Chai owns no shares directly. ITOCHU Corporation, of which he is Executive Vice President, and ITOCHU International Inc., of which he is Chairman of the Board and Chief Executive Officer, together own a total of 20,397,834 shares. Mr. Chai disclaims beneficial ownership of such shares.

(j) Mr. Kamata owns 100,000 shares directly. Additionally, Mr. Kamata is Treasurer and a Director of IYG Holding Company and a Director and Executive Vice President of Seven-Eleven Japan. See "Security Ownership of Certain Beneficial Owners," above.

(k) Mr. Keyes holds options to acquire 950,000 shares pursuant to options granted under the 1995 Stock Incentive Plan, 170,000 of which are currently exercisable (see "Compensation of Directors and Officers--Executive Officers' Compensation," below).

(l) Mr. Krumholz, who resigned as an officer and director of the Company, effective February 23, 1998, owns 9,167 shares directly which were acquired under the Company's Grant Stock Plan and holds options to acquire 1,050,000 shares pursuant to options granted under the 1995 Stock Incentive Plan, 210,000 of which are currently exercisable (see "Compensation of Directors and Officers--Executive Officers' Compensation," below).

(m) Mr. Otsuka owns 30,000 shares directly. Additionally, Mr. Otsuka is Assistant Secretary of IYG Holding Company and General Manager, Corporate Development of Ito-Yokado. See "Security Ownership of Certain Beneficial Owners," above.

(n) Dr. Pacholder is a member of two L.L.C.s, each of which is the general partner of one of two limited partnerships. As of March 19, 1998, the two limited partnerships own a total of 1,000,600 shares as shown in the table. Of the total shares shown, Dr. Pacholder's beneficial interest, together with his wife, is a total of 47,581 shares.

(o) Mr. Sato owns 100,000 shares directly. Additionally, Mr. Sato is Chief Financial Officer and a Director of IYG Holding Company and Chief Financial Officer of Ito-Yokado. See "Security Ownership of Certain Beneficial Owners," above.

(p) Mr. Smith owns 251 shares directly and holds options to acquire 410,400 shares pursuant to options granted under the 1995 Stock Incentive Plan, 82,080 of which are currently exercisable (see "Compensation of Directors and Officers--Executive Officers' Compensation," below).

(q) The total shares shown are as follows: 4,476,105 shares owned by officers and directors directly or with family members (including the entire 1,000,600 shares described in footnote (n), above); 1,411,780 shares pursuant to options currently exercisable by 22 officers under the 1995 Stock Incentive Plan; 266,960,332 shares held by IYG Holding Company (including 22,399 which IYG intends to acquire within the next sixty days) of which Messrs. Ito, Suzuki, Sato, Kamata and Otsuka are the directors and officers, although they each disclaim individual beneficial ownership of such shares, and 72,111,917 shares acquirable by Ito-Yokado and Seven-Eleven Japan (of either or both of which Messrs. Ito, Suzuki, Kamata, Sato, Otsuka and Asakura are directors or officers) upon conversion of the 1995 QUIDS (as to which Messrs. Ito, Suzuki, Kamata, Sato, Otsuka and Asakura disclaim beneficial ownership).

SECTION 16(A) REPORTING

    Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors, executive officers and holders of more than 10% of the Company's Common Stock to file with the Commission initial reports of ownership and reports of changes in ownership of Common

Stock and other equity securities of the Company. The Company believes that during the fiscal year ended December 31, 1997, its officers, directors and holders of more than 10% of the Company's Common Stock complied with all Section 16(a) filing requirements except for the following: Dr. Pacholder is a member of two L.L.C.s, each of which is a general partner of a limited partnership that acquired shares of Southland Common Stock in July 1997. The Form 4 reporting the acquisition of those shares was filed in November 1997. In making these statements, the Company has relied upon the written representations of its directors and officers.

             PROPOSAL 2.  RATIFICATION OF THE SELECTION OF AUDITORS

    The Board of Directors, upon the recommendation of the Audit Committee, has appointed Coopers & Lybrand L.L.P. ("Coopers & Lybrand") to be the independent auditors of the Company for 1998. Although not legally required to do so, upon the recommendation of the Audit Committee, the Board is submitting to the shareholders for ratification at this meeting the appointment of Coopers & Lybrand as the Company's independent auditors for 1998.

    The services provided to the Company by Coopers & Lybrand in 1998 will include, in addition to performing the Company's audit, audits of certain domestic and foreign subsidiaries and related companies and those of various employee benefit plans; review of quarterly reports; issuance of letters to underwriters in connection with registration statements, if any, filed by the Company with the Securities and Exchange Commission; and consultation on accounting, financial reporting, tax and related matters.

    Coopers & Lybrand, a nationally known firm, has no direct or indirect interest in the Company. The firm of Coopers & Lybrand has been the Company's auditor since 1992.

    Representatives of Coopers & Lybrand will be at the meeting, will have an opportunity to make a statement, if desired, and will be available to respond to questions.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF COOPERS & LYBRAND TO BE THE INDEPENDENT AUDITORS OF THE COMPANY FOR 1998, WHICH REQUIRES THE AFFIRMATIVE VOTE OF A MAJORITY OF THE SHARES REPRESENTED AND ENTITLED TO VOTE AT THE MEETING. VOTES WILL BE TABULATED BY AN INSPECTOR OF ELECTION. AN ABSTENTION FROM VOTING AND BROKER NON-VOTES WILL BE INCLUDED IN COMPUTING THE NUMBER OF SHARES PRESENT FOR PURPOSES OF DETERMINING THE PRESENCE OF A QUORUM FOR THE SHAREHOLDERS MEETING AND WHETHER THE AFFIRMATIVE VOTE OF A MAJORITY OF THE SHARES PRESENT AT THE MEETING HAS BEEN RECEIVED, BUT WILL NOT BE COUNTED AS A VOTE EITHER "FOR" OR "AGAINST" RATIFICATION.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

EXECUTIVE OFFICERS' COMPENSATION

    The Company's executive compensation program is subject to the approval of the Compensation and Benefits Committee of the Board of Directors. The committee is composed of three directors, as follows: Mr. Suzuki, the chairman of the committee, is Vice Chairman of the Board of Directors, President of Ito-Yokado and IYG Holding Company and Chairman of Seven-Eleven Japan. As described elsewhere herein, IYG Holding Company, which owns approximately 65% of the Common Stock of the Company, is a jointly owned subsidiary of Ito-Yokado and Seven-Eleven Japan. Ito-Yokado has, since 1992, unconditionally guaranteed a $400 million commercial paper facility established by the Company for which Ito-Yokado has received no fee. Seven-Eleven Japan, a 51%-owned subsidiary of Ito-Yokado, is the Company's area licensee in Japan and, through its subsidiary, Seven-Eleven (Hawaii), Inc., is the Company's area licensee in Hawaii. In addition, Ito-Yokado and Seven-Eleven Japan acquired an aggregate of $300 million of the 1995 QUIDS and $80 million of the 1998 QUIDS (see "Security Ownership of Certain Beneficial Owners and Management--Security Ownership of Certain Beneficial Owners," above). Interest is payable quarterly to Ito-Yokado and Seven-Eleven Japan on the Convertible Debt Securities. The other committee members are Kazuo Otsuka, who is an officer of Ito-Yokado, and Gary Fernandes, who is Vice Chairman and a director of Electronic Data Systems Corporation. As described elsewhere herein, the Company has contractual arrangements with EDS under which EDS has agreed to (1) install and operate automatic teller machines in 7-Eleven stores over a ten-year period and (2) provide the Company with certain consulting and business systems planning services and data processing support for which EDS received fees in 1997.

    The Company's Executive Officers, as well as all other management personnel, receive annual compensation consisting of base salary and annual performance incentive, or "bonus," under the Company's Annual Performance Incentive ("API" or "Annual Bonus") Plan. The amount paid as Annual Bonus under this plan is based upon the employee's or officer's base salary, salary administration grade level and the achievement of certain pre-established performance criteria for the Company each year, as more fully described in the Report of the Compensation and Benefits Committee, included elsewhere herein.

    The following table shows the compensation paid, or earned, during 1997, by the Company's Chief Executive Officer and the next four most highly compensated Executive Officers, as specifically required by the rules and regulations relating to Proxy Statement disclosure.

                           SUMMARY COMPENSATION TABLE

                                                                                                LONG-TERM COMPENSATION
                                                                                    -----------------------------------------------
                                                   ANNUAL COMPENSATION
                                       -------------------------------------------             AWARDS                  PAYOUTS
                                                                          OTHER     ----------------------------  -----------------
                                                                          ANNUAL      RESTRICTED
                                                   SALARY      BONUS     COMPEN-         STOCK        OPTIONS/          LTIP
 NAME AND PRINCIPAL POSITION IN 1997     YEAR        ($)        ($)     SATION($)(I)   AWARD(S)($)     SARS(#)     PAYOUTS($)(II)
-------------------------------------  ---------  ---------  ---------  ----------  ---------------  -----------  -----------------
Clark J. Matthews, II ...............       1997    480,000    141,120     N/A                          500,000             -0-
  Director; President and Chief             1996    410,000    216,480     N/A               -0-        600,000             -0-
  Executive Officer; Secretary              1995    410,000    196,800     N/A                          640,000             -0-

Stephen B. Krumholz .................       1997    350,000     85,750     N/A                          350,000             -0-
  Director; Executive Vice President        1996    300,000    132,000     N/A               -0-        350,000             -0-
  and Chief Operating Officer (v)           1995    300,000    120,000     N/A                          350,000             -0-

James W. Keyes ......................       1997    250,000     61,250     N/A                          350,000             -0-
  Director; Executive Vice President        1996    200,000     85,091     N/A               -0-        350,000             -0-
  and Chief Financial Officer               1995    200,000     72,000     N/A                          250,000

Bryan F. Smith, Jr. .................       1997    215,000     47,408     N/A                          137,000             -0-
  Senior Vice President and General         1996    200,000     79,200     N/A               -0-        136,800             -0-
  Counsel                                   1995    200,000     72,000     N/A                          136,800             -0-

Rodney A. Brehm .....................       1997    210,000     46,305     N/A                           50,000             -0-
  Senior Vice President, Southwest          1996    210,000     83,160     N/A               -0-        136,800             -0-
  Division (vi)                             1995    210,000     75,600     N/A                          136,800             -0-


                                         ALL OTHER
                                          COMPEN-
 NAME AND PRINCIPAL POSITION IN 1997   SATION($)(III)
-------------------------------------  -------------
Clark J. Matthews, II ...............        7,767
  Director; President and Chief            280,114(iv)
  Executive Officer; Secretary              10,680
Stephen B. Krumholz .................        7,555
  Director; Executive Vice President        10,049
  and Chief Operating Officer (v)            7,638
James W. Keyes ......................        6,945
  Director; Executive Vice President         9,652
  and Chief Financial Officer                7,423
Bryan F. Smith, Jr. .................        6,824
  Senior Vice President and General          9,636
  Counsel                                    7,479
Rodney A. Brehm .....................        6,810
  Senior Vice President, Southwest           9,674
  Division (vi)                              7,519

------------------------------

(i) No "Other Annual Compensation" is shown because the total amounts paid for perquisites in 1995, 1996 and 1997 to the five named executive officers did not exceed the lesser of $50,000 or 10% of the named executive officer's salary and bonus for such years.

(ii) No amounts were paid for 1997 pursuant to the 1997 Performance Plan because the Company's 1997 threshold operating earnings under the plan were not achieved.

(iii) The amounts shown for 1997 include only (a) the amount of Company contribution to each of the named executive officer's accounts in The Southland Corporation Employees' Savings and Profit Sharing Plan (the "Savings and Profit Sharing Plan"), a Section 401(k) defined contribution plan with over 20,000 participants, which for 1997 was as follows: $6,080 for each of the named executive officers; and (b) for each of the named executive officers, the full premiums paid for basic term life insurance under the Company's group plan for all employees, which for 1997 were as follows: Mr. Matthews--$1,687; Mr. Krumholz-- $1,475; Mr. Keyes--$865; Mr. Smith--$744; and Mr. Brehm--$730.

(iv) This amount includes $269,583 paid in 1996 in connection with the Company's request that Mr. Matthews enter into a settlement of a previous insurance arrangement.

(v) Mr. Krumholz resigned as an officer and director of the Company, effective February 23, 1998. See "Arrangements Related to Termination of Employment", below.

(vi) Mr. Brehm's title will change to Senior Vice President, Chesapeake Division, in early 1998.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

    In 1995, the Company's Board of Directors unanimously approved the adoption of the 1995 Stock Incentive Plan, which was approved by the Company's shareholders in 1996. Pursuant to the Stock Incentive Plan, the Board of Directors granted, upon the recommendation of the Compensation and Benefits Committee, nonqualified stock options to approximately 65 of the Company's key employees in 1997, including each of the named executive officers, as well as all other officers. Options to purchase an aggregate of 3,389,500 shares, over the five-year vesting period, were granted. Under the terms of the plan, vesting will be accelerated if certain target prices for the Company's Common Stock are achieved and maintained.

    The following table provides information on the number of options granted, the exercise price and expiration date of such options, as well as the potential realizable value of the options assuming that the underlying Common Stock appreciates in value from the date of grant at the annualized rates of 5% and 10%, as required by the Securities and Exchange Commission, and is not intended to forecast future appreciation of the Company's stock price.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                INDIVIDUAL GRANTS                       POTENTIAL REALIZABLE VALUE AT
                            ----------------------------------------------------------  ASSUMED ANNUAL RATES OF STOCK
                              NUMBER OF                                                 PRICE APPRECIATION FOR OPTION
                             SECURITIES      PERCENT OF                                           TERM (II)
                             UNDERLYING    TOTAL OPTIONS/                               ------------------------------
                            OPTIONS/SARS   SARS GRANTED TO   EXERCISE OR                 5% ASSUMING     10% ASSUMING
                               GRANTED      EMPLOYEES IN     BASE PRICE    EXPIRATION   11/11/07 STOCK  11/11/07 STOCK
NAME                           (#)(I)        FISCAL YEAR       ($/SH)         DATE      PRICE OF $4.02  PRICE OF $6.40
--------------------------  -------------  ---------------  -------------  -----------  --------------  --------------
Clark J. Matthews, II.....      500,000          14.75%       $   2.469      11-11-07     $  775,500      $1,965,500
Stephen B. Krumholz.......      350,000          10.33%       $   2.469      11-11-07        542,850       1,375,850
James W. Keyes............      350,000          10.33%       $   2.469      11-11-07        542,850       1,375,850
Bryan F. Smith, Jr........      137,000           4.04%       $   2.469      11-11-07        212,487         538,547
Rodney A. Brehm...........       50,000           1.48%       $   2.469      11-11-07         77,550         196,550

------------------------------

(i) Options become exercisable as to 20% of the shares subject thereto on the first through fifth anniversaries of the grant date. Thirty percent (30%) of the shares received upon exercise will bear a legend restricting the transfer or sale of such shares for 24 months after the date acquired, unless the optionee dies, retires, becomes disabled or his employment is terminated due to divestiture.

(ii) The amounts shown under these columns are the result of calculations at the 5% and 10% rates required by the Securities and Exchange Commission and are not intended to forecast future appreciation of the Company's stock price.

AGGREGATED OPTION/SAR EXERCISES AND FISCAL YEAR-END OPTION/SAR VALUES

    The following table provides information on the number of options outstanding under the 1995 Stock Incentive Plan, as well as the value of unexercised options, both exercisable and unexercisable, under the plan.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                                                                       VALUE OF
                                                                                                      UNEXERCISED
                                                                        NUMBER OF SECURITIES         IN-THE-MONEY
                                                                       UNDERLYING UNEXERCISED        OPTIONS/SARS
                                                                              OPTIONS/                 AT FISCAL
                                                                    SARS AT FISCAL YEAR END (#)    YEAR-END($)(III)
                                   ACQUIRED ON         VALUE       ------------------------------  -----------------
NAME                              EXERCISE (#)      REALIZED($)    EXERCISABLE(I) UNEXERCISABLE(II)  EXERCISABLE(IV)
-------------------------------  ---------------  ---------------  -------------  ---------------  -----------------
Clark J. Matthews, II..........        --               --             376,000        1,364,000              N/A
Stephen B. Krumholz............        --               --             210,000          840,000              N/A
James W. Keyes.................        --               --             170,000          780,000              N/A
Bryan F. Smith, Jr.............        --               --              82,080          328,520              N/A
Rodney A. Brehm................        --               --              82,080          241,520              N/A


NAME                              UNEXERCISABLE(V)
-------------------------------  -------------------
Clark J. Matthews, II..........             N/A
Stephen B. Krumholz............             N/A
James W. Keyes.................             N/A
Bryan F. Smith, Jr.............             N/A
Rodney A. Brehm................             N/A

--------------------------

(i) The exercisable options shown are held pursuant to the 1995 Stock Incentive Plan (pursuant to which 40% of the options granted in 1995 and 20% of the options granted in 1996 became exercisable on October 23, 1996 and September 30, 1997, respectively).

(ii) The unexercisable options shown are Nonqualified Stock Options granted in 1995, 1996 and 1997 under the 1995 Stock Incentive Plan, at an exercise price of $3.1875 per share, $3.00 per share and $2.469 per share, respectively. The options granted will become exercisable 20% per year for five years, which schedule can be accelerated if certain share price targets are achieved.

(iii) No SARs are held by any of the named executive officers nor are any SARs currently outstanding.

(iv) Based on the closing price of $2.125 on The Nasdaq Stock Market on the last business day of the Company's fiscal year.

LONG-TERM INCENTIVE PLAN AWARDS TABLE

    The following table provides information on performance units awarded under the 1997 Performance Plan to the named executive officers during the year ended December 31, 1997. Units have no cash value, but are used to determine the pro rata interest of a participant in the Award Pool, if any, under the Plan.

             LONG-TERM INCENTIVE PLANS--AWARDS IN LAST FISCAL YEAR

                                                                                            ESTIMATED FUTURE PAYOUTS
                                                                              PERFORMANCE            UNDER
                                                                 NUMBER OF     OR OTHER         NON-STOCK PRICE-
                                                                  SHARES,       PERIOD         BASED PLANS(A)(B)
                                                                  UNITS OR       UNTIL     --------------------------
                                                                   OTHER      MATURATION   THRESHOLD ($   MAXIMUM ($
NAME                                                             RIGHTS(#)     OR PAYOUT       OR #)         OR #)
--------------------------------------------------------------  ------------  -----------  -------------  -----------
Clark J. Matthews, II.........................................      420,000     12/31/98             0       840,000
Stephen B. Krumholz...........................................      240,000     12/31/98             0       480,000
James W. Keyes................................................      155,000     12/31/98             0       310,000
Bryan F. Smith, Jr............................................      112,500     12/31/98             0       225,000
Rodney A. Brehm...............................................      112,500     12/31/98             0       225,000

------------------------

(a) There is no "target" payout amount under the plan.

(b) No awards were earned under this plan for 1997.

    All units granted, as described in the above table, were awarded pursuant to the 1997 Performance Plan adopted by the Company in 1997 as an extension of the 1995 and 1993 Performance Plans. The plan has both annual and two-year cumulative operating earnings targets. Under the 1997 Performance Plan, units were granted to eligible executives, including all officers, based upon the salary administration grade level assigned to the executive's job. All executives in the same grade level are awarded the same number of units. Units are awarded for each year that the executive is a participant in the plan. At the end of the plan period (December 31, 1998) the award pool is to be funded by a predetermined amount of each dollar of actual operating earnings achieved by the Company above the threshold operating earnings set for each year and for the cumulative two-year period. The plan contains both annual and cumulative thresholds. Failure to meet the threshold operating earnings in one year could possibly have no impact if the other year's results are sufficient to offset any shortfall.

    The Company's 1997 operating earnings were not above the threshold for 1997 and, pursuant to the terms of the plan, no amounts were paid.

    The maximum aggregate awards that can be paid under this plan are equal to the total amount of Annual Bonus payable to the participants in this plan for the plan period.

DEFINED BENEFIT OR ACTUARIAL PLAN DISCLOSURE

    The Company does not maintain a defined benefit pension plan for its employees. It does maintain an Executive Protection Plan, covering approximately 73 executives, including each of the named executive officers. This plan provides three benefits: salary continuation upon retirement at age 65 (or later) equal to 150% of the executive's "final compensation," as determined for plan purposes, payable in ten equal annual installments (if the executive retires between the ages of 55 and 65, a reduced benefit is payable); post-retirement life insurance benefit equal to 200% of the executive's "final compensation," as determined for plan purposes, plus $15,000 (or, in lieu thereof, if the executive dies prior to retirement, a salary continuation death benefit shall be paid to the executive's named beneficiary, equal to 200% of such compensation, payable in ten equal annual installments); and disability income in excess of the amount provided under the Company's group long-term and short-term disability plans. If the executive becomes disabled while a participant in this plan, the total amount paid to the executive as disability benefits will equal 80% of the executive's "final compensation" prior to the disability. The Company maintains various insurance policies to fund the amounts payable under this plan.

    Under the current plan provisions, the "final compensation" on which benefits would be calculated for each of the named executive officers would be based on that executive's 1996 earnings (which may be adjusted to 1997 earnings in mid-1998). Based on such compensation, the annual installment of salary continuation, assuming retirement at age 65, and no adjustments to compensation between 1996 and retirement, would be as follows: Mr. Matthews--$93,972, Mr. Krumholz--$64,800 (see below for the actual amount to be paid Mr. Krumholz in lieu of benefits under this plan), Mr. Keyes--$42,764, Mr. Smith $41,880 and Mr. Brehm--$43,974. Under the plan, normal retirement age is 65; however, if an executive retires between the ages of 55 and 65, a reduced benefit is payable under the plan. At age 55, the benefit is 50% of what would have been paid at age 65; the benefit increases to 55% at age 56, and increases 5% per year thereafter for each year up to age 65.

               ARRANGEMENTS RELATED TO TERMINATION OF EMPLOYMENT

    As of February 23, 1998, Stephen Krumholz, one of the named executive officers, resigned as Executive Vice President and Chief Operating Officer. Mr. Krumholz will remain an employee through December 31, 1998, at which time, in recognition of Mr. Krumholz's 26 years of service to the Company, he will receive certain enhanced retirement benefits from the Company including a "Separation Grant" commencing in 1999, equal to approximately three years' salary ($1,050,000 at $350,000 per year) plus the greater of 100% of his 1998 Annual Performance Incentive, or such percentage as is actually earned in

1998 under that plan for 1998 (at least $175,000) plus certain benefits payable starting in 2002 (or earlier, if he should die prior to that date) comparable to those he would have received from the Company under the Executive Protection Plan had he retired at age 55. Mr. Krumholz also received a one-time net payment of $50,000 paid in February 1998. In addition, if any awards are paid under the 1997 Performance Plan for 1997 or 1998, he shall receive the amount he would have received had he remained employed as Executive Vice President through December 31, 1998. Mr. Krumholz will also receive payment of car allowance through 1998 plus, in 1999, a lump sum equivalent to three years of such payments. He will also receive reimbursement to cover the cost of Retiree Medical Coverage in excess of employee coverage and a nonqualified deferred compensation benefit that will replace his qualified 401(k) plan benefits, both of which will be provided for three years following his separation date. His stock options under the 1995 Stock Incentive Plan will continue to vest until his separation date, at which time only the then-vested options will be exercisable for twelve months thereafter. Certain of these benefits will terminate if Mr. Krumholz commences other employment prior to December 31, 1998.

    The Company currently maintains insurance that covers the full cost of providing these separation benefits.

DIRECTORS' COMPENSATION

    For information about compensation of the Board of Directors see "Information About The Board of Directors and Committees of the
Board--Compensation of Directors," above.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    As described above, the Compensation and Benefits Committee of the Board of Directors is composed of three directors, as follows: Mr. Suzuki, the chairman of the committee, is Vice Chairman of the Board of Directors, President of Ito-Yokado and IYG Holding Company and Chairman of Seven-Eleven Japan. As described elsewhere herein, IYG Holding Company, which owns approximately 65% of the Common Stock of the Company, is a jointly owned subsidiary of Ito-Yokado and Seven-Eleven Japan. Ito-Yokado has, since 1992, unconditionally guaranteed a $400 million commercial paper facility established by the Company for which Ito-Yokado has received no fee. Seven-Eleven Japan, a 51%-owned subsidiary of Ito-Yokado, is the Company's area licensee in Japan and, through its subsidiary, Seven-Eleven (Hawaii), Inc., is the Company's area licensee in Hawaii. In addition, Ito-Yokado and Seven-Eleven Japan acquired an aggregate of $300 million of the 1995 QUIDS and $80 million of the 1998 QUIDS (see "Security Ownership of Certain Beneficial Owners and Management--Security Ownership of Certain Beneficial Owners", above). Interest is payable quarterly to Ito-Yokado and Seven-Eleven Japan on these Convertible Debt Securities. The other committee members are Kazuo Otsuka, who is an officer of Ito-Yokado, and Gary Fernandes, who is Vice Chairman and a director of Electronic Data Systems Corporation. As described elsewhere herein, the Company has entered into contractual arrangements with EDS under which EDS has agreed to (1) install and operate automatic teller machines in 7-Eleven stores over a ten-year period and (2) provide the Company with certain consulting and business systems planning services and data processing support, for which EDS received fees in 1997.

    Both Mr. Suzuki and Mr. Otsuka served as officers and/or directors of IYG Holding Company, Ito-Yokado and/or Seven-Eleven Japan during 1997.

         BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The functions of the Compensation and Benefits Committee are to review the level, coverage and competitiveness of the Company's compensation, incentives, benefits and perquisites and its plans, goals and objectives for officer-level and other executive positions, so as to retain and reward high-quality personnel in key positions; to administer the Company's various incentive plans, including the 1995 Stock Incentive Plan; to make recommendations to the Board regarding amendments to the various plans and institution of new plans and other related matters. It also undertakes such other duties as may be assigned to it by the Board of Directors.

    In carrying out its duties, the Committee has relied on recommendations presented to it by the Company's Compensation and Benefits Department, as well as by outside consultants who have been utilized from time to time to assist the Company in determining the competitiveness of its compensation policies, as well as on recommendations of the Company's executive officers with regard to the specific performance of individuals in carrying out their job responsibilities, and on data collected and utilized by the Company's Compensation and Benefits Department about compensation structure, practices and payment levels in certain "Comparable Companies" (as described below).

    In 1997, the Company completed a review of its salary administration practices for exempt employees. The result of this review was a newly designed salary structure that allows for more flexibility in assigning talented individuals to positions that cross the traditional departmental or job title boundaries. In addition, the pay scales for various grade levels were revised to reflect both changes in the job market for comparable positions and the specific demands the Company has made, and will continue to make, of its management personnel as new merchandising, retail automation and customer-driven initiatives are being implemented. The Company's compensation structure will still rely on grade level classifications for all exempt positions, with a salary range and target annual bonus compensation set at a percentage of base salary for each grade level.

    During 1997, annual compensation for exempt employees consisted of salary (or "base" compensation) and an Annual Performance Incentive (called "API" or "Annual Bonus"). The API that is potentially payable to any employee is a set percentage of the employee's salary, based on grade level. The combined total of full annual salary and full API is designed to achieve a compensation level that is slightly above the median compensation level for the same job responsibilities in "Comparable Companies," as defined below. During recent years the API targets have been only partially achieved, resulting in payment of less than the full API potential. In 1997 only 49% of the full API was actually paid.

    REVIEW OF COMPENSATION PRACTICES. In response to concerns with different aspects of the Company's pay program for exempt employees, the Executive Committee had the Compensation Department review Southland's compensation and benefits strategy and assess the degree to which it supports the Company's business strategies.

    The result of this review was a completely revised set of grade levels, consolidating what had previously been ten grades into six new grades. In addition, instead of using "mid-point' as a guide within the grade level, as had been done under the prior system, each new grade level is now divided into three sub-parts (entry, target and value) to recognize the specific accomplishments and long-tenure of individual employees, emphasizing the value of each individual to the Company. The new plan, which also continues the API, was announced to employees in November, 1997, with the new pay scales being implemented effective as of January, 1998.

DESCRIPTION OF 1997 COMPENSATION

    BASE SALARY. For 1997, officers' salaries were increased an average of approximately 7.6% to compensate for the fact that officers received no salary increases in 1996.

    ANNUAL PERFORMANCE INCENTIVE. All the Company's officers and all exempt personnel have the potential to earn API. The API potential for the Chief Executive Officer, if the Company's earnings target is reached, is 60% of his base salary. The Company's senior officers have API potential of from 45% to 50% of their base salary. Other officers have a potential to earn between 34% and 45% of their base salary. The amount paid for 1997 was only 49% of the individual officer's or exempt employee's target payment.

    1997 PERFORMANCE PLAN. In 1993, the Company initiated a multi-year incentive plan, the Performance Plan, which was designed to retain and reward employees whose responsibilities were directly related to the Company's performance. In 1997, the Committee approved, and the shareholders ratified, extension of the Performance Plan for 1997 and 1998. This plan provides for two-year cumulative operating earnings targets. Performance units were granted to eligible executives, including all officers, based upon the salary administration grade level assigned to the executive's job. All executives in the same grade level were awarded the same number of units. The 1997 threshold operating earnings targets were not met, and no awards were earned under this plan for 1997.

    1995 STOCK INCENTIVE PLAN. This plan provides for the Company to award a variety of stock-based incentives, including options, stock units, restricted stock, phantom stock and stock appreciation rights. Based on the study of practices at Comparable Companies, the Board has set aside from the Company's authorized, but unissued, shares, approximately 10% of the Company's currently issued and outstanding shares, for awards under this plan over the ten-year term of the plan, with approximately one-tenth of the amount reserved to be issued each year. Shareholder approval of this plan was obtained in April 1996.

    Options were granted under this plan in October 1995, October 1996 and November 1997. The options issued become exercisable over a five-year period starting one year after the date of grant. Approximately 11.3 million shares of the Company's authorized but unissued Common Stock are now subject to outstanding options under this plan. The option exercise price is $3.1875 for the options granted in 1995, $3.00 for the options granted in 1996 and $2.469 for the options granted in 1997, in each case being equal to the closing price of the stock on the date of grant. The Committee believes this plan, which provides for an accelerated vesting schedule if the Company's stock price reaches and stays above certain levels for a significant period of time, will assist in rewarding and retaining the executives who are responsible for the success of the Company's long-term growth and encourage them to focus on initiatives that will have a positive effect on the price of the Company's stock.

    CHIEF EXECUTIVE COMPENSATION. Neither Mr. Matthews nor any officer received any salary increase in 1996. For 1997, Mr. Matthews' base pay was increased to $480,000. Mr. Matthews' compensation remains well below the median for chief executive officers in Comparable Companies; however, in view of the challenges the Company continues to face at the store sales level, resources are being channeled to fund store-focused initiatives and programs at this time.

    EQUITY PARTICIPATION PLAN. This plan, adopted in 1988 following the Company's leveraged buyout, terminated as of December 31, 1997. All options granted under the plan expired, and all convertible debentures matured, on December 31, 1997.

    SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN FOR ELIGIBLE EMPLOYEES
("SERP"). Effective in January 1998, the Company adopted the SERP, an unfunded, non-qualified deferred compensation arrangement for a select group of highly compensated management employees. The Committee heartily endorsed the implementation of this plan as a means to encourage employees to augment their savings for retirement. Eligible employees are permitted to defer up to 12 percent of their income into the SERP. The amounts deferred earn interest, set each December, at 120 percent of the federal long-term rate for compounding annually, as set by the Internal Revenue Service. For 1998, the interest rate is
7.59 percent. The Company may make a matching contribution to the SERP, roughly equivalent to the amount a SERP participant was prevented from receiving under the Savings and Profit Sharing Plan due to federally mandated discrimination testing. The matching contribution, if any, will only apply on deferrals of up to a total of six percent of a participant's income, after deducting any matching contribution the participant received in the Savings and Profit Sharing Plan.

FUTURE COMPENSATION:

    1998 COMPENSATION. The human resources team has been asked to study and develop a new Annual Performance Incentive plan for all exempt employees, with the initial focus on field personnel, that will be designed to link and reward employees "as directly as possible" based upon their individual unit's performance.

    SECTION 162(M). Changes in the tax laws for 1994 and thereafter do not permit public companies to recognize a tax deduction for compensation paid in excess of $1,000,000 to any of the five most highly compensated officers, unless the plan under which such compensation is paid is not only approved by the Board's Compensation Committee but is also performance-based and approved by the Company's shareholders, in which case the compensation paid under such plan is exempt from the $1,000,000 limitation. The Committee does not believe that any executive will earn in excess of $1,000,000 of non-exempt compensation in 1998; however, both the 1997 Performance Plan and the 1995 Stock Incentive Plan were approved by the shareholders, in order to comply with Section 162(m). In addition, the Committee intends to take other actions, if required, to comply with the regulations under Section 162(m).

    COMPARATIVE DATA. In carrying out its functions, the Committee may be asked to review data collected from various sources by the Company's Compensation and Benefits Department and benefits consultants utilized by the Company on particular issues. The Company believes that, to effectively recruit talented executives, it must compete with other national companies having a similar employee base, approximately the same range of revenue and similar geographic locations, although such companies are not in the same line of business as Southland (the "Comparable Companies"). Therefore, the companies used for compensation comparisons are not the same companies as those included in the peer group index shown on the Performance Graph appearing elsewhere herein. The companies included in that peer group are specifically selected because they (1) are publicly owned with actively traded common stock, (2) have a market capitalization that can be analyzed for comparison with Southland's rate of return on equity, and (3) engage in either the convenience retailing or food retailing business. The Company believes it competes with a much broader range of companies in its quest for executive talent.

    The Committee will continue to review the compensation issues presented to it by the Company, making adjustments that are deemed appropriate, both in compensation policies and practices, compensation structure and the actual amounts paid and will look to the Company's executive officers for recommendations resulting from the recently commenced review of the Company's compensation program and strategies.

                                          Toshifumi Suzuki, Chairman
                                          Gary J. Fernandes
                                          Kazuo Otsuka

                               PERFORMANCE GRAPH

    The Performance Graph, below, shows the value, at year-end 1993, 1994, 1995, 1996 and 1997 of an investment in Southland Common Stock of $100 on January 1, 1993. Also shown are the values, assuming $100 invested in the NASDAQ Market Index and a peer group index selected by the Company consisting of three publicly traded convenience store companies (Casey's General Stores, Inc., Dairy Mart Convenience Stores, Inc. and Uni-Marts, Inc.) and two food retailers (The Kroger Co. and Safeway, Inc.), also beginning on January 1, 1993, and at year-end 1993, 1994, 1995, 1996 and 1997. In prior years, The Vons Companies, Inc. was also included in the peer group; however, The Vons Companies, Inc. was acquired by Safeway, Inc., in April 1997, and ceased public trading, and has therefore been deleted from the peer group for 1997. In addition, two of the Company's major convenience store competitors: the Circle K Corporation ("Circle K") and National Convenience Stores (operator of "Stop N Go") are not included in the peer group. Both companies have been acquired and do not issue securities to the public at this time. The Company may decide, in future years, to change the composition of the peer group if the Company believes that better comparative data is available.

                     COMPARE 5-YEAR CUMULATIVE TOTAL RETURN
                        AMONG THE SOUTHLAND CORPORATION,
                    NASDAQ MARKET INDEX AND PEER GROUP INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

  DOLLARS

                      THE SOUTHLAND CORPORATION        PEER GROUP INDEX         NASDAQ MARKET INDEX
1992                                     100.00                  100.00                      100.00
1993                                     222.68                  150.07                      119.95
1994                                     148.45                  201.92                      125.94
1995                                     109.28                  319.00                      163.35
1996                                      97.94                  463.27                      202.99
1997                                      70.10                  697.33                      248.30

                    ASSUMES $100 INVESTED ON JANUARY 1, 1993
                          ASSUMES DIVIDENDS REINVESTED

                                                                              FISCAL YEAR ENDING DECEMBER 31
                                                                   -----------------------------------------------------
COMPANY                                                              1993       1994       1995       1996       1997
-----------------------------------------------------------------  ---------  ---------  ---------  ---------  ---------
The Southland Corporation........................................     222.68     148.45     109.28      97.94      70.10
Peer Group.......................................................     150.07     201.92     319.00     463.27     697.33
NASDAQ Market Index..............................................     119.95     125.94     163.35     202.99     248.30

Source of information: Media General Financial Services

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    In November, 1995, the Company issued a total of $300 million 4.5% Convertible Quarterly Income Debt Securities due 2010 to Ito-Yokado ($153 million) and Seven-Eleven Japan ($147 million). Interest is payable quarterly, and in 1997, the interest paid on the 1995 QUIDS owned by Ito-Yokado was $6,885,000 and the interest paid on the 1995 QUIDS owned by Seven-Eleven Japan was $6,615,000. The Company may defer the interest payments for up to 20 consecutive quarters but currently intends to make interest payments as they come due. In addition, the 1995 QUIDS are convertible in whole or in part into a total of 72,111,917 shares of Southland Common Stock at a conversion price of $4.16 per share.

    In addition, in February, 1998, the Company issued a total of $80 million of 4.5% Convertible Quarterly Income Debt Securities due 2013 (the "1998 QUIDS") to Ito-Yokado ($40.8 million) and Seven-Eleven Japan ($39.2 million). It is anticipated that regular quarterly interest payments will be made on the

1998 QUIDS, although the Company has the option to defer interest payments for up to 20 consecutive quarters. After three years, the 1998 QUIDS have a mandatory conversion feature if certain conditions with regard to the closing price of Southland's Common Stock are met. The conversion price is $2.46 per share.

    On September 9, 1992, the Company began issuing commercial paper in a program under which it can issue up to $400 million based upon the Company's needs. The commercial paper facility is unconditionally guaranteed by Ito-Yokado.

    Seven-Eleven Japan is the largest area licensee of the Company, operating, as of December 1997, 7,192 7-Eleven stores in Japan under an area license agreement entered into in 1973. In 1988, the Company entered into a financing arrangement pursuant to which it pledged the royalty stream from Seven-Eleven Japan as collateral for the financing until the earlier of twenty years or the date the indebtedness is paid in full. Thereafter, the royalties under the area license agreement, at a reduced percentage, will again be paid to the Company or may be used to collateralize other financing arrangements. In 1997, the royalties from Seven-Eleven Japan that were paid under this arrangement totaled $50,327,000.

    In addition, Seven-Eleven (Hawaii), Inc., the Company's area licensee in Hawaii, is a subsidiary of Seven-Eleven Japan, and operates 47 stores in Hawaii. During 1997, Seven-Eleven (Hawaii), Inc. paid the Company $66,223 in connection with the area license arrangement.

    As of December 31, 1997, the Savings and Profit Sharing Plan leased a total of 694 operating convenience stores to the Company plus 34 other locations at rates slightly more favorable for the Savings and Profit Sharing Plan than contemporaneously available similar transactions with third parties. Rentals, including percentage rents, paid by the Company to the Savings and Profit Sharing Plan for 1997 aggregated $24,630,868. During 1997, the Savings and Profit Sharing Plan sold 66 locations to third parties, 37 of which were leased to the Company at the time of the sale which leases were assigned to the buyer. The leases with the Company were terminated on 12 locations upon payment by the Company of $179,998 in termination fees.

    Gary J. Fernandes, a director of Southland, is an officer and director of Electronic Data Systems Corporation ("EDS"). During 1997, EDS provided the Company with certain consulting and business systems planning and development services to assist the Company in its planning and production of data processing support for the Company's retail information system and combined distribution centers. During 1997, EDS also provided support and maintenance in connection with the Company's projects to convert its General Ledger, Accounts Payable, Procurement and Project Accounting systems to new software. Also, EDS provided maintenance and support for the Environmental Compliance Tracking and Control System. During 1997, the Company paid EDS a total of approximately $40 million in connection with these business systems planning and retail information projects. Such payments are expected to continue in the future, pursuant to the terms of the relevant agreements.

    In addition, the Company has an ongoing agreement with EDS, originally entered into in 1993 with a ten-year term, for the installation and operation of ATMs in 7-Eleven stores. Payments from EDS to the Company, under this agreement, include both a flat fee per month per store and transaction-based fees determined by the number of transactions completed on the ATM each month. Payments to the Company under these agreements relating to operation of ATMs in the Company's stores totaled approximately $19 million in 1997. Such payments are expected to continue in the future.

    The Company also paid EDS or its affiliated companies other amounts during the year which, in the aggregate, totalled approximately $62,000. Mr. Fernandes has no personal material interest in any transactions between the Company and EDS, other than as a director and officer of EDS.

    Mr. Chai is Chairman and Chief Executive Officer of ITOCHU International Inc. and Executive Vice President of ITOCHU Corporation. Both ITOCHU International and ITOCHU Corporation are general trading companies and each has a 10% direct equity interest in Prime Deli, Inc., a company that operates a fresh food commissary for Southland, serving approximately 288 7-Eleven stores in Texas. During 1997, Southland purchased fresh food products from the commissary for approximately $7.4 million and, in addition, paid Prime Deli approximately $454,000 as fees related to research and development, advertising, promotions and product write-off.

    In addition, SIG Logistics, which is partially owned by ITOCHU Corporation and ITOCHU International, operated three combined distribution centers in Florida that served a total of 422 7-Eleven stores. During 1997 the fees paid to SIG Logistics as distribution fees totaled approximately $5 million.

    C. Itoh & Co. (now ITOCHU Corporation) entered into a Consulting Agreement with The Southland Corporation and Seven-Eleven Japan Co., Ltd. in 1973, related to the 7-Eleven convenience store chain operating in Japan, and has performed under this agreement since then.

    In addition, ITOCHU International and ITOCHU Corporation may, from time to time, negotiate with the Company to provide additional goods or services. Mr. Chai has no personal material interest in any transactions between the Company and ITOCHU Corporation and ITOCHU International Inc., other than as a director and/or officer of such companies.

                             SHAREHOLDER PROPOSALS

    Any shareholder intending to present a proposal and wishing to have it included in the Proxy Statement for the Company's 1999 Annual Meeting of Shareholders, which is expected to be held during April or May 1999, must send such proposal to the Company at its principal office, 2711 North Haskell Avenue, Dallas, Texas 75204, Attn: Office of the Secretary. Such proposal must be received by the Company not later than December 1, 1998, and must comply with the then current rules of the Securities and Exchange Commission relating to shareholder proposals.

                                 ANNUAL REPORT

    The Annual Report of the Company for the year ended December 31, 1997, is being mailed to shareholders with this Proxy Statement but such report is not incorporated in this Proxy Statement and is not deemed to be a part of the proxy soliciting material. A COPY OF SOUTHLAND'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1997, WITHOUT EXHIBITS, WILL BE FURNISHED TO SHAREHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST TO: MANAGER, INVESTOR RELATIONS, THE SOUTHLAND CORPORATION, 2711 NORTH HASKELL AVENUE, DALLAS, TEXAS 75204.

                                 OTHER BUSINESS

    Management knows of no other matters to be brought before this meeting. However, if other business should come before this meeting, it is the intention of each person named in the proxy to vote such proxy in accordance with his respective judgment on such matters. Minutes of the last Annual Meeting of Shareholders will be approved. Management's reports will be heard and received. Neither the hearing of the reports nor the approval of the minutes will constitute approval or disapproval of the matters set forth therein.

                                INDEMNIFICATION

    Pursuant to the Company's Articles of Incorporation and Bylaws and the Texas Business Corporation Act, the Company has indemnified certain current and former officers and directors in connection with pending litigation as well as with other actions they may have taken while serving as directors or officers of the Company.

On the outside back cover of the Proxy Statement of The Southland Corporation there is a map of the North Central Expressway and Lemmon Avenue and North Central Expressway and Haskell Avenue, in Dallas, Texas, showing the entrances to CityPlace Center.

PROXY                                                                     PROXY

                         THE SOUTHLAND CORPORATION
            PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
          FOR THE ANNUAL MEETING OF SHAREHOLDERS -- APRIL 22, 1998

The undersigned appoints Clark J. Matthews, II, Bryan F. Smith, Jr. and Carol
S. Hilburn, and each of them (acting by majority, or if only one be present, then by that one alone) as my true and lawful agents and proxies, with full power of substitution and revocation, to vote, as designated on the reverse side hereof, all the Common Stock of The Southland Corporation which the undersigned has power to vote, with all powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of The Southland Corporation to be held on April 22, 1998 and at any adjournments thereof.

Unless otherwise marked, this proxy will be voted FOR the election of the nominees named and FOR Proposal No. 2. The proxy holders will use their discretion with respect to any other matter that is properly brought before the meeting, as referred to in Item 3.

            PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD
                  PROMPTLY USING THE ENCLOSED ENVELOPE.

               (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)







PROXY                                                                     PROXY

                         THE SOUTHLAND CORPORATION
     PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY

                                        For  Withheld  For All  Vote withheld from the
                                        All     All    Except   following nominee(s):
1. ELECTION OF DIRECTORS-Nominees:      / /     / /      / /                              3. Other Business. In their
   Masatoshi Ito; Toshifumi Suzuki;                             ----------------------       discretion, the proxies are
   Clark J. Matthews, II; Yoshitami                              Nominee Exception(s)        authorized to vote upon
   Arai; Masaaki Asakura; Timothy N.                                                         such other matters as may
   Ashida; Jay W. Chai; Gary J.                                                              properly come before the meeting
   Fernandes; Masaaki Kamata; James                                                          or any adjournments thereof.
   W. Keyes; Kazuo Otsuka; Asher O.
   Pacholder; Nobutake Sato.

                                        For   Against  Abstain
2. Ratification of the appointment      / /     / /      / /
   of the accounting firm of Coopers
   & Lybrand L.L.P., as independent
   auditors of the Company for 1998.
                                                                                               If you plan to attend the meeting
                                                                                               in person, please mark this oval  / /








                                                                                                 SIGNATURE(S)               DATE
                                                                                                             --------------     ----
                                                                                                 SIGNATURE(S)               DATE
                                                                                                             --------------     ----

                                                                                                 Date and sign exactly as your name
                                                                                                 appears hereon. Joint owners
                                                                                                 should each sign. When signing as
                                                                                                 an administrator, executor,
                                                                                                 trustee, attorney, guardian,
                                                                                                 corporate officer, or in any other
                                                                                                 capacity, please give full title
                                                                                                 as such. Receipt of 1996 Annual
                                                                                                 Report and March 20, 1998 Notice
                                                                                                 and Proxy Statement is hereby
                                                                                                 acknowledged.